EXHIBIT 99.1

News

MGE Energy Reports Third-Quarter 2024 Earnings

Madison, Wis., Nov. 6, 2024—MGE Energy, Inc. (Nasdaq: MGEE), today reported financial results for the third quarter of 2024.

MGE Energy's GAAP (Generally Accepted Accounting Principles) earnings for the third quarter of 2024 were $40.9 million, or $1.13 per share, compared to $37.9 million, or $1.05 per share, for the same period in the prior year.

In the third quarter of 2024, electric net income increased $3.9 million compared to the third quarter of 2023. An increase in electric investments included in rate base and lower fuel costs contributed to increased electric earnings for the third quarter of 2024. Fuel costs during the third quarter of 2024 were lower than the 2024 fuel cost plan approved by the PSCW.

Gas net income in the third quarter of 2024 remained relatively flat compared to the third quarter of 2023.

MGE Energy, Inc.

(In thousands, except per-share amounts)

(Unaudited)

Three Months Ended September 30,	2024	2023
Operating revenues	$168,480	$160,528
Operating income	$48,140	$43,792
Net income	$40,939	$37,857
Earnings per share - basic	$1.13	$1.05
Earnings per share - diluted	$1.13	$1.05
Weighted average shares outstanding - basic	36,181	36,163
Weighted average shares outstanding - diluted	36,211	36,189

Nine Months Ended September 30,	2024	2023
Operating revenues	$505,529	$525,779
Operating income	$118,620	$122,216
Net income	$98,547	$97,616
Earnings per share - basic	$2.72	$2.70
Earnings per share - diluted	$2.72	$2.70
Weighted average shares outstanding - basic	36,176	36,163
Weighted average shares outstanding - diluted	36,202	36,185

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric, generates and distributes electricity to 163,000 customers in Dane County, Wis., and purchases and distributes natural gas to 176,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on MGE Energy's current expectations, estimates and assumptions regarding future events, which are inherently uncertain. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this press release. We undertake no obligation to revise or update publicly any such forward-looking statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to our business in general, please refer to the “Risk Factors” sections in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

Contact:	Steve B. Schultz Media Relations 608-252-7219 | sbschultz@mge.com Ken Frassetto Investor Relations 608-252-4723 | kfrassetto@mge.com